Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS THIRD QUARTER

NET SALES OF $16.4 MILLION

Company back on plan with sales representative hiring

Sets new highs for physician metrics

MOUNTAIN VIEW, Calif. (October 25, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and nine months ended September 30, 2007.

Net sales for the third quarter of 2007 were $16.4 million, up 49% compared with net sales of $11.0 million for the third quarter of 2006 and up 5% compared with net sales of $15.7 million for the second quarter of 2007.  These results exceeded the Company’s 2007 third quarter net sales guidance of $15.7 million to $16.1 million. The net loss for the third quarter of 2007 was $2.6 million, or $0.09 per share, compared with the net loss for the third quarter of 2006 of $3.4 million, or $0.12 per share. Included in the net loss for the third quarter of 2007 and 2006 are non-cash stock-based compensation expenses of $1.7 million and $1.5 million, respectively.

Net sales growth during the 2007 third quarter was due to higher commercial sales of the Essure system worldwide, and reflects record numbers of physicians entering and completing training and record numbers of certified physicians performing the Essure procedure in-office, the highest utilization setting.  Domestic sales of the Essure system increased 51% and international sales increased 25%, both compared with the comparable prior-year period.

“We are back on plan with hiring of sales representatives, which in turn helped us to deliver a net sales performance that was above guidance, and business metrics that continue to move forward very solidly.  Physician interest in the Essure system was at record levels in the third quarter with 611 physicians entering preceptorship and 366 physicians becoming certified,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “In addition, we moved another 208 physicians into the office setting, so overall 26% of our physicians are performing the Essure procedure in the office, including more than 500 physicians who have started their training in the office setting.”

Gross profit for the third quarter of 2007 was $12.1 million, or 74% of net sales.  This compares favorably with gross margin for the third quarter of 2006 of 68% and is a slight improvement over the 73% gross margin for the second quarter of 2007. The year-over-year increase in gross margin is related to lower manufacturing costs associated with higher unit volume, decreased unit costs of the Company’s next-generation Essure system and to a domestic price increase implemented during the first quarter of 2007. The gross margin in the third quarter of 2007 was negatively impacted by approximately 100 basis points due to certain transition costs associated with the market launch of the third-generation Essure system.

Research and development expenses were $1.5 million for the third quarter of 2007, compared with $1.0 million for the third quarter of 2006 and $1.1 million for the second quarter of 2007.  R&D expenses reflect product development and clinical expenditures, which are substantially related to the ongoing development and associated regulatory approvals of our technology.

Selling, general and administrative expenses were $13.9 million for the third quarter of 2007, compared with $10.3 million for the third quarter of 2006 and $13.2 million for the second quarter of 2007.  The Company continues to increase the number of sales personnel, and is funding a variety of marketing and field programs in an effort to broaden patient awareness and refine physician skills in delivering the Essure procedure in-office with minimal anesthesia.

Cash, cash equivalents and short-term investments were $94.3 million as of September 30, 2007, a reduction of $1.3 million from June 30, 2007.  This net cash usage compares with a $0.2 million net cash increase in the third quarter of 2006, which included a $1.7 million increase from the exercise of stock awards, compared with $0.3 million generated in the third quarter of 2007 from the exercise of stock awards.  Also included in net cash usage for the third quarter of 2007 was the first interest payment of $1.0 million on the company’s convertible debt offering completed earlier in 2007.  Net cash usage of $1.3 million in the third quarter of 2007 compares favorably with net cash usage of $1.6 million in the second quarter of 2007.

For the nine months ended September 30, 2007, Conceptus reported net sales of $45.9 million, up 58% compared with net sales of $29.0 million for the first nine months of 2006. The net loss for the first nine months of 2007 of $8.9 million, or $0.30 per share, compares favorably with the net loss of $14.6 million, or $0.50 per share, for the first nine months of 2006.  Included in the net loss for the first nine months of 2007 and 2006 are non-cash stock-based compensation expenses of $4.7 million and $4.5 million, respectively.

Financial Guidance

Conceptus issued fourth quarter guidance and revised full-year 2007 guidance, as follows:

•                  For the fourth quarter of 2007 the Company expects net sales to be in the range of $17.5 million to $18.5 million, and net loss to be in the range of $0.2 million to $1.2 million, or $0.01 to $0.04 per share.

•                  For 2007 the Company expects net sales for the year to be in the range of $63.4 million to $64.4 million, and net loss to be in the range of $9.1 million to $10.1 million, or $0.31 to $0.34 per share.  The Company’s previous guidance was for 2007 net sales of $62 million to $65 million and a net loss of $7.6 million to $10.0 million.

“The record level of new physician interest combined with the momentum toward the in-office procedure bodes well for continued high growth and continued movement towards our profitability targets,” continued Mr. Sieczkarek.  “We expect a solid conclusion to another great year and are preparing ourselves for the opportunities that lay ahead.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time October 25, 2007 through 11:59 p.m. Eastern time October 27, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 19966336.

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a permanent birth control procedure that replaces tubal ligation for women. In the comfort of a physician’s office and in about 10 minutes, the soft micro-inserts are placed into the Fallopian tubes through the cervix eliminating the need for incisions. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes.

The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective and is the first and only FDA approved female sterilization procedure to have zero pregnancies in clinical trials.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$16,430	$11,013	$45,879	$28,978

Cost of goods sold	4,317	3,486	12,260	10,020

Gross profit	12,113	7,527	33,619	18,958

Operating expenses:
Research and development	1,513	1,030	4,216	3,299
Selling, general and administrative	13,917	10,265	40,098	31,200

Total operating expenses	15,430	11,295	44,314	34,499

Operating loss	(3,317)	(3,768)	(10,695)	(15,541)

Interest and other income	682	329	1,820	985

Net loss	$(2,635)	$(3,439)	$(8,875)	$(14,556)

Basic and diluted net loss per share	$(0.09)	$(0.12)	$(0.30)	$(0.50)

Shares used in computing basic and diluted net loss per share	29,525	29,034	29,405	28,938

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	September 30,	December 31,
	2007	2006

Cash, cash equivalents, and short-term investments	$94,343	$25,838

Accounts receivable, net	11,295	6,976

Inventories	2,272	610

Other current assets	1,719	1,064

Total current assets	109,629	34,488

Property and equipment, net	3,687	2,917

Intangible assets, net	3,925	1,350

Other assets	322	996

Total assets	$117,563	$39,751

Total liabilities	96,399	8,737

Common stock and additional paid in capital	253,656	254,631

Accumulated deficit	(232,492)	(223,617)

Total stockholders’ equity	21,164	31,014

Total liabilities and stockholders’ equity	$117,563	$39,751

###